Exhibit 5

MRMP-Managers LLC

December     , 2013

Mr. Alexander C. Kinzler	The Board of Directors of Barnwell Industries, Inc.
Mr. Russell Gifford	c/o The Corporation Trust Company
Barnwell Industries	1209 Orange Street
1100 Alakea St., Suite 2900	Wilmington, DE 19801
Honolulu, HI 96813

Re: Demand for Inspection of Certain Records Pursuant to 8 Del. C. § 220

Dear Alexander and Russell:

MRMP-Managers LLC, a Delaware limited liability company (“MRMP”), is a stockholder of Barnwell Industries, Inc. (“Barnwell” and together with all of its subsidiaries, the “Company”). A true and correct copy of the Schedule 13D filed with the Securities and Exchange Commission by MRMP and Ned L. Sherwood on June 11, 2013 and Amendment No. 1 thereto filed on December 17, 2013, confirming MRMP’s beneficial ownership of 661,584.138 shares of common stock, $0.50 par value per share (the “Shares”), of Barnwell, is attached hereto as Exhibit A.

Pursuant to Section 220(b) of the Delaware General Corporation Law (the “DGCL”), MRMP is entitled to, and hereby demands the right, during the usual hours of business, to inspect the following records and documents of the Company and to make copies or extracts therefrom:

1.	All documents (including emails and documents in electronic form) considered by, reviewed by, presented to, provided to, or generated by Barnwell’s board of directors (the “Board”), any committee or subcommittee thereof, or any individual director of the Board since January 1, 2008.

2.	All written or electronic documents (including emails) or other records pertaining to the Company-owned apartment in New York City (which MRMP believes is located at 425 East 58th Street, New York City), including, but not limited to documents related to:

a.	the reasons for purchasing and maintaining such apartment;

b.	the persons who have made use of the apartment since January 1, 2008, and any all payments or reimbursements that have been paid by such persons to the Company for the use of the apartment;

c.	the purposes for which such persons have used the apartment during such period;

d.	business meetings that have been held at the apartment since January 1, 2008;

e.	any Thanksgiving parties and other private functions that have taken place at the apartment and the business purpose therefor; and

f.	consideration, if any, given to the continued benefit to Barnwell and its shareholders that might accrue from owning the apartment, including, without limitation, any valuation report or study related to the apartment.

3.	All written or electronic documents (including emails) or other records pertaining to any shareholder that, as of the date hereof, beneficially owns more than 5% of Barnwell’s outstanding Shares (each a “Major Shareholder”), including but not limited to:

a.	each Major Shareholder’s investment in the Company;

b.	each Major Shareholder’s working interest in certain oil and gas properties managed or owned by the Company and its affiliates, or in which the Company and its affiliates own an interest;

c.	the timing of any acquisition of the Major Shareholders’ working interest in certain oil and gas properties managed or owned by the Company and its affiliates; and

d.	all correspondence between the Company, including any director, officer or employee of, or advisor to, the Company, on the one hand, and a Major Shareholder, or any agent, family member, affiliate, associate or representative of, or advisor to such Major Shareholder, on the other hand.

4.	All written or electronic documents (including emails) or other records, including expenditures, pertaining to services provided by the Company, its agents, employees, representatives, or any individual that is a Board member (whether or not in his or her capacity as such) or entities affiliated with Board members, in each case for the benefit of a Major Shareholder, or their respective family members, affiliates or associates, including, without limitation, any legal services performed by Robert Inglima or any affiliate thereof for any Major Shareholder or any family member or affiliate thereof.

5.	All written or electronic documents (including emails) or other records, including expenditures, pertaining to services provided since January 1, 2003 by Board members or entities affiliated with members of the Board to the Company or its affiliates, including, without limitation, any services performed by Kranz & Co. to the Company and its affiliates or Major Shareholders.

6.	All written or electronic documents (including emails) or other records, including third-party analyses prepared by financial advisors or strategic consultants and any self-evaluations relating to the Company’s capital expenditures of $7.5 million in oil and natural gas properties during fiscal 2013.

7.	Any written or electronic documents (including emails) or other records in the Company’s possession relating to the personal or business relationships between Mr. Morton Kinzler and any other member of the Board since January 1, 2008.

8.	Any written or electronic documents (including emails) or other records in the Company’s possession relating to the employment by the Company or any of its affiliates of any family member of Morton Kinzler (other than Alex Kinzler), including, without limitation, the employment of Mr. Kinzler’s daughter, Cynthia Grillot, as marketing manager in Canada.

9.	All written or electronic documents (including emails) or other records concerning the policies and procedures for making decisions on selecting potential and new members of the Board.

10.	All written or electronic documents (including emails) or other records concerning the Board’s or Company’s consideration of the letter Ned Sherwood previously sent to the Board on June 11, 2013.

11.	All written or electronic documents (including emails) or other records concerning the evaluation (including, without limitation, self-evaluations) of Board members since 2008.

12.	All written or electronic documents (including emails) or other records concerning the activities of Morton Kinzler as Chief Executive Officer of the Company since January 1, 2008.

13.	All written or electronic documents (including emails) or other records provided to or generated by the Board or any committee thereof concerning the compensation (including salary, bonus, stock, pension and other benefits) paid to Mr. Morton Kinzler, Mr. Alex Kinzler and Mr. Russell Gifford from 2010-2013, including but not limited to all metrics used to calculate and evaluate compensation as well as any documents reflecting any comparison or consideration of the compensation paid to senior executives at other companies.

14.	All written or electronic documents (including emails) or other records related to the Company’s direct or indirect investment in Cambridge Hawaii Limited Partnership (“CHLP”) and Kaupulehu Developments (“KD”), including, without limitation, any communications and other records related to the relationship between KD and CHLP, on the one hand, and Terry Johnson and his son David Johnson, on the other hand.

15.	A complete record or list of the holders of the Shares, certified by Barnwell, or its transfer agent and registrar, showing the name, address and number of Shares registered in the name of each such holder, as of the date of this letter (the “Determination Date”).

16.	A CD-ROM or other electronic file listing the holders of Shares as of the Determination Date, showing the name, address and number of Shares registered in the name of each such holder; such computer processing data and instructions as are necessary to make use of such CD-ROM or other electronic file; and a hard copy printout of such CD-ROM or other electronic file for verification purposes.

17.	A stop list or stop lists relating to the Shares and any additions or deletions thereto, and any daily transfer sheets after the Determination Date.

18.	A list of all holders of the Shares as of the Determination Date arranged in descending order by number of Shares and indicating the names and addresses of all of Barnwell’s shareholders.

19.

All information in the possession of the Company, its transfer agent, its proxy solicitor or any of their respective agents, or which can reasonably be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their nominees or other nominees, concerning the number and identity of, and Shares held by, the beneficial owners of the Shares as of the Determination Date, including an alphabetical breakdown of any holdings in the respective names of Cede and other similar depositories or nominees, as well as any material request list provided by Broadridge Financial Solutions, Inc. (“Broadridge”) and any omnibus proxies issued by such entities.

20.	Any information in or which comes into the possession of the Company, its proxy solicitor or any of their respective agents or which can reasonably be obtained from brokers, dealers, banks, respondent banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners of the Shares in the format of a CD-ROM or other electronic file of such owners showing the name, address and number of Shares registered in the name of each such owner; such computer processing data and instructions as are necessary to make use of such CD-ROM or other electronic file; and a hard copy printout of such CD-ROM or other electronic file for verification purposes (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from Broadridge).

21.	All “respondent bank” lists and omnibus proxies for such lists, pursuant to Rule 14b-2 of the Exchange Act.

22.	A CD-ROM or other electronic file listing all shareholders of Barnwell who are participants in any Company employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan or arrangement in which voting or tendering of the Shares under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s or arrangement’s participants, showing (i) the name and address of each such participant, (ii) the number of Shares attributable to each such participant in any such plan or arrangement, and (iii) the method by which MRMP or its agents may communicate with each such participant, as well as the name, firm, telephone number and email address of the trustee or administrator of any such plan or arrangement, and a detailed explanation of the treatment of (a) Shares for which the trustee or administrator receives instructions from participants, (b) Shares for which the trustee or administrator does not receive instructions from participants and (c) Shares that are outstanding in the plan or arrangement but are unallocated to any participant; such computer processing data and instructions as are necessary to make use of such CD-ROM or other electronic file; and a hard copy printout of such CD-ROM or other electronic file for verification purposes.

The purposes of this demand are as follows:

1.	MRMP has been concerned about the strategy and performance of the Company and the ability of its management to guide the Company toward improved performance. Thus, one purpose of this demand is to investigate potential wrongdoing, mismanagement and/or additional breaches of fiduciary duties by members of the Board or others in connection with the events, circumstances, and transactions described above.

2.	MRMP is also concerned about the Company’s expense control, including the Company’s payment of outsized compensation packages for its senior executives. Thus, another purpose of the demand is to investigate potential wrongdoing, mismanagement, self-dealing and/or additional breaches of fiduciary duties by members of the Board or others in connection with the events, circumstances, and transactions described above, including but not limited to potential claims for breach of the duty of loyalty, corporate waste, or other claims associated with reckless and wasteful spending by the Company.

3.	In addition, MRMP is concerned about potential related party transactions between the Company and its affiliates, on the one hand, and Major Shareholders, or their respective family members, on the other hand.

4.	Another purpose of the demand is to enable the investigation of the suitability of the current directors to continue serving on the Board.

5.	The purpose of requested items 15-22 is to communicate with other Barnwell shareholders in connection with MRMP’s concerns regarding the direction of the Company’s management.

MRMP hereby designates and authorizes Adam Offenhartz and Eduardo Gallardo of Gibson, Dunn & Crutcher LLP and their respective partners, associates and any other person to be designated, acting together, singly or in combination, to conduct as its agents, the inspection and copying herein requested and to otherwise act on MRMP’s behalf, and MRMP has executed a Power of Attorney so providing, which is attached as Exhibit B hereto. MRMP is prepared to maintain appropriate confidentiality of the materials provided in response to this letter, and thus will enter into a reasonable confidentiality agreement in order to facilitate the inspection of the Company’s books and records and other materials. Additionally, MRMP will bear the reasonable costs incurred by the Company and its agents and representatives in connection with producing and furnishing the requested information.

Within five business days after the date of this letter, please have your counsel advise Mr. Offenhartz, to make arrangements for the inspection and copying of the aforementioned books, records and other documents. Mr. Offenhartz can be reached at 212-351-3808 (e-mail: aoffenhartz@gibsondunn.com). Alternatively, if the Company desires, it can provide the records herein demanded without the need for inspection and copying by MRMP’s agents by promptly sending complete and unredacted copies of them to Mr. Offenhartz.

This demand is made under oath pursuant to Section 220 of the DGCL. The undersigned affirms the foregoing statements to be true to the fullest extent of its knowledge and belief under penalty of perjury under the laws of the United States of America.

Sincerely,

MRMP-Managers LLC

By
	Name:	Ned L. Sherwood
	Title:	Chief Investment Officer

Sworn to before me this day of December 2013

NOTARY PUBLIC

EXHIBIT A

(See attached)

EXHIBIT B

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned hereby constitutes, designates and appoints, Eduardo Gallardo, Adam Offenhartz and their respective partners, associates, employees and any other persons to be designated by any of them, acting together, singly or in combination, as such person’s true and lawful attorney-in-fact and agent for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to conduct the inspection and copying of the records demanded in the Demand for Inspection of Certain Records Pursuant to 8 Del. C. § 220, dated December         , 2013.

IN WITNESS WHEREOF, the undersigned has executed this instrument effective as of the          day of December, 2013.

MRMP-Managers LLC

By:
	Name:	Ned L. Sherwood
	Title:	Chief Investment Officer